Rider

Nursing Home Waiver

This Rider is made part of the Contract to which it is attached.

If this rider is issued at the same time as your Contract, this rider is effective on the Contract Issue Date shown on the Contract Specifications. If this rider is issued after your Contract, this rider is effective on the date upon which this rider was added.

If You choose to return the Contract under the Right to Examine this Rider will also be void.

This Rider includes provisions which waive otherwise applicable Withdrawal Charge(s) if the conditions stated herein are met.

To the extent any provisions contained in this Rider are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this Rider will control.

DEFINITIONS

The following definitions are added to the Contract, and all terms defined within the Contract that are used in this Benefit have the same definition as in the Contract. You may find further information on the below definitions specified in the Contract Specifications.

Nursing Home Waiver Benefit Waiting Period - The period of time one must wait after the Contract Issue Date to receive a waiver of Withdrawal Charge(s).

Hospital - A facility which:

(1)	is licensed by the jurisdiction in which it is located and operated as a Hospital;

(2)	is supervised by a staff of one or more licensed physicians;

(3)	provides continuous nursing service twenty-four (24) hours a day by or under the supervision of a registered nurse (R.N.);

(4)	operates primarily for the care and treatment of sick or injured persons as inpatients; and

(5)	has medical, diagnostic, and surgical facilities or has access to such facilities.

Nursing Care - Care prescribed by a physician and performed or supervised by a registered nurse (R.N.). Such care includes nursing and rehabilitation services available twenty-four (24) hours a day.

Nursing Facility - A facility which:

(1)	is operated under the laws of the jurisdiction in which it is located;

(2)	provides Nursing Care;

(3)	primarily provides Nursing Care under the direction of a licensed physician, registered nurse (R.N.), or licensed vocational nurse (L.V.N.);

(4)	is not other than incidentally a Hospital, a home for the aged, a retirement home, a rest home, a community living center, or a place mainly for the treatment of alcoholism, mental illness or drug abuse; and

(5)	does not include any place owned or operated by a member of the insured's immediate family.

Form ICC25-NHW-1	AuguStar Life Insurance Company	Page 1

Nursing Home Waiver Confinement Period - The number of consecutive days the Annuitant must be confined to a Hospital or Nursing Facility in order to receive the waiver of Withdrawal Charge(s).

Nursing Home Waiver Discharge Period - The number of days after the Annuitant has been discharged from a Hospital or Nursing Facility.

WAIVER OF WITHDRAWAL CHARGE

We will waive the Withdrawal Charge(s) otherwise applicable to a Withdrawal of one or more Withdrawals occurring before Annuity Income Payments begin if:

(1)	the Annuitant is, or has been confined to a Hospital or Nursing Facility for at least the number of consecutive days shown as the Nursing Home Waiver Confinement Period;

(2)	the Annuitant’s Age is not older than the Nursing Home Waiver Annuitant Issue Age on the Contract Issue Date; and

(3)	the request for the Withdrawal, together with proof of such confinement, is received In Writing at the Home Office while the Annuitant is confined or within the Nursing Home Waiver Discharge Period from the facility.

There may be an exception to when proof of confinement is received, if it can be shown that it was not reasonably possible to provide proof within such period of time and such proof was given as soon as possible or in the absence of legal capacity the required proof may be provided no later than one year Nursing Home Waiver Discharge Period.

If We deny a waiver claim, the Withdrawal will not be disbursed until You are notified of the denial and provided with the opportunity to accept or reject the Withdrawal, including any withdrawal charge.

TERMINATION

This Rider will terminate upon the termination of the Contract, except in the case of Spousal Continuation. The termination of this Rider will not affect the waiver of any Withdrawal Charge(s) while this Rider was in force.

AUGUSTAR LIFE INSURANCE COMPANY

Form ICC25-NHW-1	AuguStar Life Insurance Company	Page 2